EXHIBIT 99.1

Contact:	Mark R. Newburg Executive Director VendingData™ Corporation 702-733-7195 mnewburg@vendingdata.com	or	Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VENDINGDATA™CORPORATION REPORTS FIRST
QUARTER 2005 FINANCIAL RESULTS

LAS VEGAS, Nevada- (PRNews Wire)-May 16, 2005-VendingData™ Corporation (AMEX: VNX) today reported financial results for its first quarter ended March 31, 2005. Revenues for the first quarter 2005 were $861,400 compared to $1.3 million for the three months ended March 31, 2004.   Revenues during the first quarter 2005 consisted of SecureDrop® sales of $11,000, shuffler sales of $451,000, shuffler rentals of $56,000, Deck Checker™ sales of $248,000, Deck Checker™ rentals of $65,000 and miscellaneous other revenues of $29,000.

The Company reported a net loss of $2.5 million or $0.15 per share for the three months ended March 31, 2005 compared to a net loss of $1.2 million or $0.09 per share in the first quarter of 2004.  The increase in net loss was primarily due to a $325,000 decrease in gross margin, a $951,000 increase in general and administrative expenses and a $40,000 increase in interest expenses, offset by an $88,700 decrease in research and development expenses.

VendingData’s™ gross margin on revenue for the three months ended March 31, 2005, was $391,700 or 45.5 percent compared to the gross margin on revenue for the year ended March 31, 2004 of $512,000, or 39.6 percent.  The decrease in gross margin of $325,000 from the year ended December 31, 2003 to the year ended December 31, 2004 reflected decreased revenues.

Selling, general and administrative expenses were $2.4 million during the quarter compared to $1.4 million for the three months ended March 31, 2004.  The increase in expenses related to a $550,000 increase in legal and regulatory costs due to defense of the Shuffle Master lawsuits and regulatory issues pertaining to former senior management, as well an increase in consulting and accounting expense, and an increase in finance fees.  Research and development costs decreased by 32 percent to $190,000 due to the substantial completion of the development of the new shuffler products, the PokerOne™ and RandomPlus™ shufflers, the reduction of our engineering staff in the United States and the transfer of many engineering functions to our China operations.

Interest expenses during the first quarter of 2005 totaled $317,000 compared to $277,000 for the three months ended March 31, 2004.  The increase reflects the additional debt service associated with the previously outstanding 9 percent senior secured notes and the currently outstanding 10 percent senior secured convertibles notes.

Cash (including restricted cash) and equivalents on March 31, 2005 were $6.5 million compared to $925,000 at December 31, 2004.  During the three months, accounts receivable (trade) experienced a minor $96,000 decrease to $3.6 million compared to $3.6 million at December 31, 2004.  Inventories increased by $365,000 during the current period to $6.8 million.  Total liabilities increased from $8.6 million at December 31, 2004 to $17.4 million at March 31, 2005.  The $8.7 million increase in total liabilities is attributed to the issuance of senior secured convertible notes in February 2005 and March 2005 in the aggregate principal amount of $12 million, including the exchange of previously outstanding senior notes in the aggregate principal amount of $3.25 million.  In addition, during the quarter, accounts payable increased by $338,000 to $1.6 million as a result of the receipt of additional parts inventory related to our RandomPlus™ shuffler.

Mark Newburg, Executive Director of VendingData™ commented, “The close of the first quarter marked the beginning of a number of sweeping changes at the company.  An entire new management team is currently being put in place and has already begun to implement a number of key initiatives, which include, establishing process accountability, strengthening and expanding strategic alliances, and focusing on profitable revenue growth and balance sheet strength, with the object of generating consistent positive cash flow by the fourth quarter of 2005.  During this second quarter 2005 we expect to complete the installation of our management team, receive the final gaming approvals on both PokerOne™ and RandomPlus™ thereby launching domestic sales of our new shuffler line, and complete an evaluation of SecureDrop® which will determine its precise marketability and future within the VendingData™ product offering.”

QUARTER HIGHLIGHTS

On March 25, 2005, VendingData™ President and CEO Steven J. Blad Resigned

In addition to resigning as President and CEO, Mr. Blad yielded his seat on the company’s Board of Directors.  James E. Crabbe, Chairman of the Board of VendingData™ commented, “Today our company is entering its commercialization phase, which requires a seasoned executive management team with a track record of growing the bottom line by stimulating revenues and running effective and efficient operations.”

Effective March 11, 2005 Mark Newburg was appointed an executive director to Vending Data™ Corporation’s Board of Directors

Mr. Newburg, whose career spans over 30 years, is a skilled global executive with experience in the gaming industry, as well as in executive positions in Fortune 100 companies within the computer hardware and software, telecommunications, and consumer products industries.  Mr. Newburg has assumed an executive director position on VendingData™’s Board with the responsibility of overseeing all aspects of VendingData™’s business.

VendingData™ Corporation completed $12 Million Private Placements

On March 15, 2005, VendingData closed on two private placements consisting of $10 million senior secured convertible notes due February 2008 and an additional $2 million private placement of senior secured convertible notes due March 2008. The senior notes accrue interest at 10% per annum, are secured by the Company’s assets, require semi-annual interest payments and provide for the payment of the principal and any unpaid interest at maturity. Up to 50% of the then outstanding principal balance of these senior notes can be converted into shares of the Company’s common stock at rate of $1.65 per share.  VendingData™ Corporation intends to use the proceeds from the private placements to fund the build out of the new RandomPlus™ shuffler inventory, operating expenses and general corporate purposes.

VendingData™ received New Jersey Casino Control Commission approval for its Deck Checker™

During February 2005, VendingData™ received the New Jersey Casino Control Commission gaming equipment approval for the pre-shuffling and pre-inspection of cards.  With this final approval, VendingData™ can market the Deck Checker™ to casinos for front of house operations in Atlantic City.  The Deck Checker™ is currently being used for back of house operations at a number of casinos in Atlantic City, including the Borgata, Bally’s, Caesars Atlantic City and the Atlantic City Hilton. Currently, 110 Deck Checkers™ have been placed in the United States and approximately 169 in the international market over that past 18 months.

Current Shuffle Master litigation status

PokerOne™ - On March 3, 2005, the United States Court of Appeals for the Federal Circuit stayed the preliminary injunction issued by the United States District Court for the District of Nevada pending the disposition of the appeal. The preliminary injunction had prohibited VendingData™ from selling its PokerOne™ shuffler during the pendency of the action brought by Shuffle Master, Inc. In granting a stay of the preliminary injunction, the United States Court of Appeals stated that VendingData™ has shown the requisite likelihood of success in obtaining a stay of the preliminary injunction, pending appeal. Discovery and a Markman hearing will proceed in the United States District Court while the appeal is pending.

CONFERENCE CALL

VendingData™ has scheduled a conference call to discuss first quarter 2005 financial results with the investment community for 4:30 p.m. (ET) tomorrow, May 17, 2005.

Conference Call Details:

Date/Time:	Tuesday, May 17, 2005—4:30 p.m. (ET)
Telephone Number:	866-761-0748
International Dial-In Number:	617-614-2706
Participant Pass code:	59375341
Internet Access:	www.vendingdata.com or
www.fulldisclosure.com

During the conference call, management intends to provide a PowerPoint presentation, which will be available on the Internet on the company website (www.vendingdata.com) and through Thompson/CCBN (www.fulldisclosure.com).

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. A replay of the conference call in its entirety will be available approximately one hour after its completion for 7 days by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 30352439, and on the Internet at www.fulldisclosure.com.

About VendingData™ Corporation

VendingData™ Corporation is a manufacturer and distributor of products for the gaming industry including the SecureDrop® System, Deck Checker™, Random Ejection Shuffler™, RandomPlus™ and PokerOne™ shuffler line. The Company’s products are currently installed in casinos throughout the world, including Caesars Palace, Circus Circus, Harrah’s Entertainment, Luxor, Oneida Bingo & Casino, Sunset Station and the Venetian in the United States, and in casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom and Uruguay.  Visit the VendingData™ website at http://www.vendingdata.com.

This release contains forward-looking statements.  Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations.  Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following:  the transition of our new management team,  the success of the transition of our manufacturing and assembly to China, the successful execution of our international distributor and sales relationships, changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or unanticipated future litigation; regulatory and jurisdictional issues involving VendingData™ Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers both nationally and internationally; and the risks and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to the Company’s Annual Report on form 10-KSB for the year ended December 31, 2004.

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VENDINGDATA CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31, 2005	Three Months Ended December 31, 2004

Sales	$710,735	$993,054
Rental	121,340	211,063
Other	29,347	88,773
	861,422	1,292,890

Operating expenses:
Cost of sales	469,690	780,737
Selling, general and administrative	2,377,086	1,426,034
Research and development	190,009	278,753
Total operating expenses	3,038,685	2,485,524

Loss from operations	(2,177,263)	(1,192,634)

Interest expense	316,882	277,145

Net loss	$(2,494,085)	$(1,469,212)

Basic loss per share	$(0.15)	$(0.09)
Weighted average shares outstanding	17,199,558	17,105,700

VENDINGDATA CORPORATION

BALANCE SHEET

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,266,975	$924,804
Restricted Cash	2,250,000
Current portion of accounts receivable, trade, net of allowance for uncollectables of $223,590 and $223,590	3,550,659	3,646,568
Due from affiliate	9,150	25,000
Other receivables	182,083	35,394
Inventories	6,827,626	6,462,626
Prepaid expenses	142,333	86,576
Total Current Assets	17,228,826	11,180,968

Equipment rented to customers, net of accumulated depreciation of $623,549 and $564,351	341,395	400,594
Property & equipment, net of accumulated depreciation of $2,323,169 and $2,250,432	847,615	923,459
Intangible assets, net of accumulated amortization of $477,692 and $438,488	1,090,441	1,129,644
Due from affiliate	—	118,800
Accounts receivable, trade, net of current portion, less unamortized discount	1,306,076	1,264,914
Deferred expenses	1,475,738	753,030
Deposits	1,203,659	980,216
	$23,493,750	$16,751,625
Current liabilities:
Leases payable, current portion	$1,666,125	$1,941,445
Accounts payable	1,578,712	1,240,677
Accrued expenses	606,632	427,197
Deferred revenues, current portion	244,210	239,680
Short-term debt	238,250	238,250
Customer deposits	192,240	193,615
Total current liabilities	4,526,169	4,280,864

Deferred revenues, net of current portion	183,574	198,585
Notes payable, net of current portion	12,000,000	3,250,000
Leases payable, net of current portion	650,750	893,244
	17,360,493	8,622,693
Stockholders’ equity deficiency:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value, 25,000,000 shares authorized, 17,199,558 and 17,199,558 shares issued and outstanding	17,200	17,200
Additional paid-in capital	60,341,683	59,843,273
Deficit	(54,222,626)	(51,731,541)
Total stockholders’ equity deficiency	6,133,257	8,128,932
Total liabilities and stockholders’ equity deficiency	$23,493,750	$16,751,625